Exhibit 23(iii)

                   CONSENT OF INVESTMENT BANKERS
              [SCOTT & STRINGFELLOW, INC.  LETTERHEAD]

                          October 15, 1997

Douglas W. Densmore, Esquire
Flippin, Densmore, Morse, Rutherford & Jessee
300 First Campbell Square
Roanoke, Virginia  24011

Gentlemen:

     We consent to the use, quotation and summarization in the Registration Statement on Form S-4 of our fairness opinion dated
October 14, 1997, rendered to the Board of Directors of Commerce
Bank in connection with its acquisition of Commerce Bank by MainStreet BankGroup Incorporated and to the use of our name, and the statements with respect to us, appearing in the Registration Statement.

                                Sincerely,

                                SCOTT & STRINGFELLOW, INC.

                                /s/ Gary S. Penrose
                                Gary S. Penrose
                                Managing Director
                                Financial Institutions Group

                                II-22

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